Exhibit 24(b)







            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





We have issued our report dated February 4, 1994, accompanying the financial statements of the Bank of Loudoun contained in the Proxy Statement-Prospectus.

We consent to the use of the aforementioned reports in the Proxy Statement-Prospectus, and to the use of our name as it appears under the caption "Experts."

                                   GRANT THORNTON



Washington, D.C.
May 18, 1994